                                                --------------------------------
                                                            OMB APPROVAL
                                                --------------------------------
                                                OMB NUMBER:   3235-0145
                                                Expires:        October 31, 1997
                                                Estimated average burden
                                                hours per response ......  14.90
                                                Act of 1934
                                                --------------------------------



                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                SCHEDULE 13D

                        Under the Securities Exchange
                             (Amendment No. 4) *


                             TYLAN GENERAL, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  902169101
                     ----------------------------------
                               (CUSIP Number)

                Richard L. Waggoner, Gardere & Wynne, L.L.P.
   1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761, (214) 999-3000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                              December 12, 1996
--------------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Amendment)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

----------------------------------------------                                            -----------------------------------------
  CUSIP NO.        902169101                                                               Page       2         of     35     Pages
           -------------------------                                                            ---------------    ----------
----------------------------------------------                                            -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Don E. Whitson
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [x]
  2                                                                                                                     (b) [ ]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER

       NUMBER OF       7
                   -----------------------------------------------------------------------------------------------------------------


        SHARES                 734,103

                   -----------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                   -----------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               734,103
        PERSON
                   -----------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          734,103
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12

------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          9.33%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

----------------------------------------------                                            -----------------------------------------
  CUSIP NO.        902169101                                                              Page       3         of     35     Pages
           -------------------------                                                           ---------------    ----------
----------------------------------------------                                            -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Leo E. Whitson
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                           (a) [x]
  2                                                                                                                    (b) [ ]

------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER

       NUMBER OF       7

        SHARES                 0

                  ------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                  ------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               0
        PERSON
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH

                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          0
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12

------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          0%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

---------------------------------------------------                               ------------------------------------------------
  CUSIP NO.        902169101                                                       Page       4         of     35     Pages
           -------------------------                                                    ---------------    ----------
---------------------------------------------------                                -----------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          David J. Ferran
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 189,309
                   -----------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                   -----------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               189,309
        PERSON
                   -----------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          189,309
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12

------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          2.41%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

 ----------------------------------------                                               -------------------------------------------
  CUSIP NO.        902169101                                                            Page       5         of     35     Pages
 ----------------------------------------                                               -------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Michael H. Khougaz
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
                  ------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER

       NUMBER OF       7

        SHARES                 1,667
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                  ------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               1,667
        PERSON
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11
          1,667

------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12

------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

  13
          .0003%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

----------------------------------------------------                         ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       6         of     35     Pages
           -------------------------                                               ---------------    ----------
----------------------------------------------------                          --------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1
          The KB Mezzanine Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]

  2                                                                                                                     (b) [x]
------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY

  3
------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4
          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5

------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6
          Delaware
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 276,951
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                  ------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               276,951
        PERSON
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          276,951
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12

------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13
          3.52%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14
          PN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-------------------------------------------------------                       ----------------------------------------------------
  CUSIP NO.        902169101                                                  Page       7         of     35     Pages
           -------------------------                                               ---------------    ----------
-------------------------------------------------------                       ----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Equinox Investment Partners, L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          Delaware
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 0
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                  ------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               0
        PERSON
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11
          0
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12

------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13
          0%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14
          PN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

---------------------------------------------------------                        -------------------------------------------------
  CUSIP NO.        902169101                                                     Page       8         of     35     Pages
           -------------------------                                                  ---------------    ----------
---------------------------------------------------------                        -------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Linda Sue Dunkel
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]

  2                                                                                                                    (b) [x]

------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3


------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5

------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 39,200
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                  ------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               39,200
        PERSON
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          39,200
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .50%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


----------------------------------------------------                          ----------------------------------------------------
  CUSIP NO.        902169101                                                  Page       9        of     35     Pages
           -------------------------                                               --------------    ----------
----------------------------------------------------                          ----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Marguerite Whitson
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                    (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER

       NUMBER OF       7
                  ------------------------------------------------------------------------------------------------------------------


        SHARES                 63,644
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
                  ------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               63,644
        PERSON
                  ------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          63,644
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .81%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

------------------------------------------------                             ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       10        of     35     Pages
           -------------------------                                               ---------------    ----------
------------------------------------------------                             ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Sam Crowe
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 64,315
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               64,315
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          64,315
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12

------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .82%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------                         -----------------------------------------------------
  CUSIP NO.        902169101                                                  Page       11         of     35     Pages
           -------------------------                                               ----------------    ----------
-----------------------------------------------------                         -----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Tom Gray
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 64,315
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               64,315
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          64,315
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .82%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------------------------------                           ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       12         of     35     Pages
           -------------------------                                               ----------------    ----------
--------------------------------------------------                           ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Robert Lipsky
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 64,315
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               64,315
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          64,315
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .82%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

---------------------------------------------------                           ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       13        of     35     Pages
           -------------------------                                               ---------------    ----------
---------------------------------------------------                           ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          John Jul
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 64,315
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               64,315
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          64,315
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .82%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

------------------------------------------------------                        ----------------------------------------------------
  CUSIP NO.        902169101                                                  Page       14        of     35     Pages
           -------------------------                                               ---------------    ----------
------------------------------------------------------                        ----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Robert Barraclough
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 64,315
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               64,315
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          64,315
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .82%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       15        of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          John Jordon
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 38,579
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               38,579
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          38,579
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .49%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       16        of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          George A. Yurch
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 38,579
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               38,579
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          38,579
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .49%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page      17         of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Brian R. Day
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 38,579
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               38,579
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          38,579
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .49%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       18        of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Kaveh Zarkar
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 12,868
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               12,868
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          12,868
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .17%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       19        of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          John Rabbitt
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 12,868
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               12,868
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          12,868
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .17%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       20        of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Timothy Brown
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 118,984
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               118,984
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          118,984
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          1.52%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

------------------------------------------------------------------------------------------------------------------------------------
          IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       21        of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Dianne Ferran
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 41,113
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               41,113
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          41,113
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .53%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       22        of     35     Pages
           -------------------------                                               ---------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Robert J. Ferran
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 96,728
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               96,728
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          96,728
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          1.23%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       23       of     35     Pages
           -------------------------                                               --------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Dr. William B. and Mrs. Karen L. Hawthorne
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 73,689
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY                0

               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               73,689
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          73,689
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .94%
------------------------------------------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON *
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------------------------------------                   ---------------------------------------------------
  CUSIP NO.        902169101                                                  Page       24       of     35     Pages
           -------------------------                                               --------------    ----------
-----------------------------------------------------------                   ---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
  1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Ruth Ferran
------------------------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                                            (a) [ ]
  2                                                                                                                     (b) [x]


------------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY
  3

------------------------------------------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS *
  4

          00
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
  5


------------------------------------------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
  6

          United States
------------------------------------------------------------------------------------------------------------------------------------
                               SOLE VOTING POWER
       NUMBER OF       7

        SHARES                 19,491
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED VOTING POWER
     BENEFICIALLY      8

       OWNED BY
                               0
               ---------------------------------------------------------------------------------------------------------------------
         EACH                  SOLE DISPOSITIVE POWER
                       9
       REPORTING
                               19,491
        PERSON
               ---------------------------------------------------------------------------------------------------------------------
                               SHARED DISPOSITIVE POWER
                       10
         WITH
                               0
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11

          19,491
------------------------------------------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *                                          [x]
  12


------------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13

          .0025%
          TYPE OF REPORTING PERSON *
------------------------------------------------------------------------------------------------------------------------------------
  14

          IN
------------------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
              TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                        AND THE SIGNATURE ATTESTATION.

Item 1.  Security and Issuer.

         This Amendment No. 4 ("Amendment No. 4") to the Statement on Schedule 13D, dated as of July 3, 1996, and filed with the Securities and Exchange Commission on July 12, 1996 (the "Statement"), as amended by Amendment No. 1 ("Amendment No. 1") to the Statement dated as of August 19, 1996, Amendment No. 2 dated as of October 23, 1996 ("Amendment No. 2"), and Amendment No. 3 dated as of October 23, 1996 ("Amendment No. 3"), relates to the ownership of shares of Common Stock, $0.001 par value (the "Tylan Common Stock"), of Tylan General, Inc., a Delaware corporation ("Tylan General"), which has its principal executive offices located at 15330 Avenue of Science, San Diego, California 92128.

         This Amendment No. 4 reflects the deletion of David J. Ferran, Michael
H. Khougaz, The KB Mezzanine Fund, L.P., Equinox Investment Partners, L.L.C., Linda Sue Dunkel, Marquerite Whitson, Sam Crowe, Tom Gray, Robert Lipsky, John Jul, Robert Barraclough, John Jordon, George A. Yurch, Jr., Brian R. Day, Kaveh Zarkar, John Rabbit, Timothy Brown, Dianne Ferran, Robert J. Ferran, Robert J. Ferran, Dr. William B. and Mrs. Karen L. Hawthorne and Ruth Ferran (collectively referred to as "Former Reporting Persons") as Reporting Persons under the Statement. Don E. Whitson and Leo E. Whitson are collectively referred to as Reporting Persons in this Amendment No. 4.

Item 2.  Identity and Background.

         (a), (b) and (c):        The following sets forth the information
                                  required by Items 2(a), (b) and (c):

         1. Don E. Whitson is the Vice Chairman of the Board of Directors of Tylan General and the Chief Administrative Officer of Tylan General, and his business address is 15330 Avenue of Science, San Diego, California 92128.

         2. Leo E. Whitson is the father of Don E. Whitson and the Chairman of the Board of Directors of Span Instruments, Inc., a wholly owned subsidiary of Tylan General ("Span"). His business address is the Span address which is 2201 Avenue K, Plano, Texas 75074.

         3. David J. Ferran is the Chairman of the Board, President and Chief Executive Officer of Tylan General, and his business address is the Tylan General address which is 15330 Avenue of Science, San Diego, California 92128.

         4. Michael H. Khougaz is a member of the Board of Directors of Tylan General and a managing member of Equinox Investment Partners, L.L.C., which is engaged principally in the investment business, and his business address is c/o Equinox Investment Partners, 405 Lexington Avenue, 21st Floor, New York, New York 10174.

         5. The KB Mezzanine Fund, L.P., a Delaware limited partnership ("KBMF"), is principally engaged in the investment business, and its principal executive offices are located at P.O. Box 44, Westbourne, The Grange, St. Peter Port, Guernsey, Channel Islands GY1 3BG.

                 The general partner of KBMF is Kleinwort Benson (Guernsey) Limited ("KBGL"), a corporation organized under the laws of the Channel Islands. KBGL is engaged primarily in private banking, funds management and administrative services and its principal executive offices are located at P.O. Box 44, Westbourne, The Grange, St. Peter Port, Guernsey, Channel Islands GY1 3BG.





                              Page 25 of 35 Pages

                 All of the outstanding securities KBGL are owned by Kleinwort Benson Channel Islands Ltd ("KBL"). KBL, a holding company, is organized under the laws of the Channel Islands and its principal executive offices are located at P.O. Box 44, Westbourne, The Grange, St. Peter Port, Guernsey, Channel Islands GY1 3BG. KBL is a wholly-owned subsidiary of KBIM Overseas B.V. ("KBIM"), a holding company organized under the laws of the Netherlands, whose principal executive offices are located at Drentestreet 20, Amsterdam, Netherlands. KBIM is a wholly-owned subsidiary of KBIM International Ltd ("KBIMI"), a holding company organized under the laws of the United Kingdom, whose principal executive offices are located at 20 Frenchurch Street, London, England EC3P 3DB. KBIMI is a wholly-owned subsidiary of Kleinwort Benson Investment Management Holdings Ltd ("KBIMH"), a holding company organized under the laws of the United Kingdom, whose principal executive offices are located at 10 Frenchurch Street, London, England EC3M 3LB.

                 All of the outstanding securities of KBIMH are owned by Kleinwort Benson Group plc, a holding company organized under the laws of the United Kingdom ("KBG"), whose principal executive offices are located at 20 Frenchurch Street, London, England EC3P 3DB. All of the outstanding securities of KBG are owned by Dresdner Investments (UK) plc, a holding company organized under the laws of the United Kingdom ("DI"), whose principal executive offices are located at 125 Wood Street, London, England EC2V 7AQ.

                 All of the outstanding securities of DI are owned by Zenon Beteiligungs GmbH ("Zenon"), which is a wholly-owned subsidiary of Dresdner Bank, AG, a bank organized under the laws of the Federal Republic of Germany ("Dresdner"). Dresdner's principal executive offices are located at Jurgen-Ponto-Platz 1, 60301 Frankfurt am Main, Germany

                 For information with respect to the executive officers and directors of KBGL, see Schedule I attached to Amendment No. 2 and incorporated herein by reference.

         6. Equinox Investment Partners, L.L.C., a Delaware limited liability company ("Equinox"), is engaged principally in the investment business and its address is 405 Lexington Avenue, 21st Floor, New York, New York 10174. Equinox acts as a sub-advisor to Kleinwort Benson (USA) Inc. ("KB USA"), which serves as KBMF's investment advisor.

                 For information with respect to the managing members of Equinox, see Schedule I attached to Amendment No. 2 and incorporated herein by reference.

         7. Linda Sue Dunkel is the ex-spouse of Don E. Whitson and a shareholder of Tylan General, and her address is 4596 Adrian Way, Plano, Texas 75024.

         8. Marquerite Whitson is the mother of Don E. Whitson and a shareholder of Tylan General and her address is Post Office Box 260014, Plano, Texas 75026-0014.

         9. Sam Crowe is a shareholder of Tylan General, and his address is 2715 Club Lake Trail, McKinney, Texas 75070.

         10. Tom Gray is the Vice President of Advanced Research and Development of Span and a shareholder of Tylan General, and his business address is 2201 Avenue K, Plano, Texas 75074.





                              Page 26 of 35 Pages

         11. Robert Lipsky is a shareholder of Tylan General, and his address is 3200 Cross Bend Road, Plano, Texas 75023.

         12. John Jul is the President of the Integrated Systems Group of Span and a shareholder of Tylan General, and his business address is 2201 Avenue K, Plano, Texas 75074.

         13. Robert Barraclough is the Vice President of Ocala, Inc., a subsidiary of Span, and a shareholder of Tylan General, and his business address is 2201 Avenue K, Plano, Texas 75074.

         14. John Jordon is a shareholder of Tylan General, and his address is 30 Algonquian Drive, South Natick, MA 01760.

         15. George A. Yurch, Jr. is the President of Span and a shareholder of Tylan General, and his business address is 2201 Avenue K, Plano, Texas 75074.

         16. Brian R. Day is the Chief Financial Officer of Span and a shareholder of Tylan General, and his business address is 2201 Avenue K, Plano, Texas 75074.

         17. Kaveh Zarkar is the Vice President of Application Engineering of Span and a shareholder of Tylan General, and his business address is 2201 Avenue K, Plano, Texas 75074.

         18. John Rabbitt is the Vice President of Quality and Procurement of Tylan General and a shareholder of Tylan General, and his business address is 2201 Avenue K, Plano, Texas 75074.

         19. Timothy Brown is the President of the Vacuum Products Division of Tylan General and a shareholder of Tylan General, and his business address is 15330 Avenue of Science, San Diego, California 92128.

         20. Dianne Ferran is the sister of David J. Ferran and a shareholder of Tylan General, and her address is 2108 Sea Village Circle, Cardiff, California 92007.

         21. Robert J. Ferran is the father of David J. Ferran and a shareholder of Tylan General, and his address is 2416 Deerpark Drive, San Diego, California 92110-1139.

         22. Dr. William B. and Mrs. Karen L. Hawthorne, the sister of David J. Ferran, are shareholders of Tylan General, and their address is 2147 Via Mar Valle, Del Mar, California 92014.

         23. Ruth Ferran is the mother of David J. Ferran and a shareholder of Tylan General, and her address is 1131 Olde Towne Place, Smithfield, Virginia 23430.

         (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or





                              Page 27 of 35 Pages
prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) KBMF is a Delaware limited partnership, Equinox is a Delaware limited liability company, the Reporting Persons and the remaining Former Reporting Persons are citizens of the United States.

Item 3.  Source and Amount of Funds or Other Consideration.

         There has been no change in beneficial ownership and aggregate consideration paid for Tylan Common Stock beneficially owned by each Reporting Person since October 23, 1996, the date of Amendment No. 2 and Amendment No. 3.

Item 4.  Purpose of Transaction.

         Except as set forth in this Amendment No. 4, each of the Reporting Persons has acquired their respective shares of Tylan Common Stock to hold for investment. Depending upon market conditions and other factors, each Reporting Person individually, may, from time to time acquire additional shares of Tylan Common Stock or dispose of all or any part of their respective holdings of Tylan Common Stock.

         No Reporting Person has any present plans to cause Tylan General to engage in any extraordinary transactions; to sell or transfer any of its material assets or the assets of any of its subsidiaries; to effect any change of its management or its directors, business, corporate structure, capitalization, dividend policy, articles of incorporation, or bylaws; or to delist or terminate the registration of any securities of Tylan General; but each reserves the right to propose or undertake or participate in any of the foregoing actions in the future.

         This Amendment No. 4 is being filed to report that as of December 12, 1996, the Reporting Persons and the Former Reporting Persons no longer intend to make an offer to acquire 100% of the outstanding capital stock of Tylan General, as previously reported in Amendment No. 2, and that the Reporting Persons and the Former Reporting Persons no longer intend to act as a group with respect to their ownership of Tylan Common Stock. However, the Reporting Persons will continue to act as a group for investment purposes, but not as potential purchasers of all of the outstanding Tylan Common Stock.

Item 5.  Interest in Securities of the Issuer.

(a) and (b):     The following table sets forth the information required by
                 Items 5(a) and (b):

                             Number of          Voting       Dispositive           %
    Name                      Shares            Power           Power          Ownership
 ----------                 -----------         ------        ---------        ---------
 Don E. Whitson(1)              734,103          sole            sole            9.33%
 David J. Ferran                189,309          sole            sole            2.41%

 Michael H. Khougaz(2)            1,667          sole            sole              *

 KBMF(3)                        276,951          sole            sole            3.52%
 Linda Sue Dunkel(4)             39,200          sole            sole              *

 Marguerite Whitson              63,644          sole            sole              *





                              Page 28 of 35 Pages

 Sam Crowe                   64,315          sole            sole              *

 Tom Gray                    64,315          sole            sole              *
 Robert Lipsky               64,315          sole            sole              *

 John Jul                    64,315          sole            sole              *

 Robert Barraclough          64,315          sole            sole              *
 John Jordon                 38,579          sole            sole              *

 George A. Yurch             38,579          sole            sole              *
 Brian R. Day                38,579          sole            sole              *

 Kaveh Zarkar                12,868          sole            sole              *

 John Rabbitt                12,868          sole            sole              *
 Timothy Brown              118,984          sole            sole            1.52%

 Dianne Ferran               41,113          sole            sole              *
 Robert J. Ferran            96,728          sole            sole            1.23%

 Dr. William B. and Mrs.     73,689          sole            sole              *
 Karen L. Hawthorne

 Ruth Ferran                 19,491          sole            sole              *


------------------------------------
         *    Less than one percent.

         (1) Don E. Whitson beneficially owns an aggregate of 734,103 shares of Tylan Common Stock, which includes 354,372 shares of Tylan Common Stock owned by Don E. Whitson individually, and 379,731 shares of Tylan Common Stock owned by the Leo E. Whitson 1996 Trust of which Don E. Whitson is the sole Trustee.

         (2) Represents vested options to purchase 1,667 shares of Tylan Common Stock.

         (3) Equinox may be deemed to have beneficial ownership of the 276,951 shares of Tylan Common Stock owned by KBMF based solely on its role as sub-advisor to KB USA, which serves as KBMF's investment advisor. Equinox does not beneficially own any other shares of Tylan Common Stock, and Equinox disclaims beneficial ownership of the 276,951 shares of Tylan Common Stock owned by KBMF. Although Equinox was named as a participant in the Indication of Interest, dated October 16, 1996 as described in Amendment No. 2, KBMF was not named as a participant and KBMF does not affirm that it was a member of any group as previously described in Amendment No. 2.

         (4) These shares were obtained pursuant to a property settlement incident to the divorce of Don E. Whitson and Linda Sue Dunkel.

         The aggregate number of shares of Tylan Common Stock beneficially owned by the Reporting Persons and the Former Reporting Persons is 2,497,658. As of December 12, 1996, the Reporting Persons and the Former Reporting Persons no longer intend to act as a group with respect to their ownership of





                              Page 29 of 35 Pages

Tylan General. However, the Reporting Persons will continue to be parties to the Statement or any Amendment to the Statement. The Reporting Persons, who intend to continue to act as a group for investment purposes, beneficially own an aggregate of 734,103 shares of Tylan Common Stock. Each of the Reporting Persons and Former Reporting Persons declares that the filing of this Amendment shall not be construed as an admission that he is, for purposes of Sections 13(d) or 13(g) of the Securities Act of 1933, as amended, or Section 16 of the Securities Exchange Act of 1934, as amended, the beneficial owner of all of the securities covered by this Amendment. Each of the Reporting Persons and Former Reporting Persons disclaims beneficial ownership of all of the shares of the Tylan Common Stock covered by this Amendment No. 4 except for the shares indicated as being beneficially owned by him in the table above.

         (c) There have been no transactions in Tylan Common Stock effected by or for the Reporting Persons since the date of Amendment No. 3.

         (d)     Not applicable.

         (e) On December 12, 1996, there cease to be any reason to believe that the Reporting Persons and the Former Reporting Persons could be considered to have any agreement to act together for the purpose of acquiring 100% of the outstanding capital stock of Tylan General, as previously reported in Amendment No.2.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         Except as set forth in this Amendment No. 4, there are no current contracts, arrangements, understandings or legal relationships among the Reporting Persons and the Former Reporting Persons or between the Reporting Persons, the Former Reporting Persons and any person with respect to the acquiring, holding, voting or disposition of the Tylan Common Stock. As a result, only the Reporting Persons will continue to be parties to the Statement or any Amendment to the Statement.

Item 7.  Material to be Filed as Exhibits.

         Exhibit A -    Agreement Regarding Filing of Schedule 13D among the
                        parties to this Amendment





                              Page 30 of 35 Pages

Signatures


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this Amendment is true, complete and correct.


December     , 1996
         ----

                                 /s/ Don E. Whitson
                                 ---------------------------------------------
                                 Don E. Whitson


                                 /s/ Leo E. Whitson
                                 ---------------------------------------------
                                 Leo E. Whitson


                                 /s/ David J. Ferran
                                 ---------------------------------------------
                                 David J. Ferran


                                 /s/ Michael H. Khougaz
                                 ---------------------------------------------
                                 Michael H. Khougaz


                                 THE KB MEZZANINE FUND, L.P.

                                 By: Kleinwort Benson (Guernsey) Limited, its General Partner


                                          By: /s/ Michael H. Khougaz
                                              --------------------------------

                                          Its: Attorney-in-Fact
                                               -------------------------------

                                 EQUINOX INVESTMENT PARTNERS, L.L.C.


                                 By: /s/ Michael H. Khougaz
                                     -----------------------------------------
                                       Michael H. Khougaz, Managing Member


                                 /s/ Linda Sue Dunkel
                                 ---------------------------------------------
                                 Linda Sue Dunkel


                                 /s/ Marguerite Whitson
                                 ---------------------------------------------
                                 Marguerite Whitson


                                 /s/ Sam Crowe
                                 ---------------------------------------------
                                 Sam Crowe


                                 /s/ Tom Gray
                                 ---------------------------------------------
                                 Tom Gray





                              Page 31 of 35 Pages

                                 /s/ Robert Lipsky
                                 ---------------------------------------------
                                 Robert Lipsky


                                 /s/ John Jul
                                 ---------------------------------------------
                                 John Jul


                                 /s/ Robert Barraclough
                                 ---------------------------------------------
                                 Robert Barraclough


                                 /s/ John Jordon
                                 ---------------------------------------------
                                 John Jordon


                                 /s/ George A. Yurch
                                 ---------------------------------------------
                                 George A. Yurch


                                 /s/ Brian R. Day
                                 ---------------------------------------------
                                 Brian R. Day


                                 /s/ Kaveh Zarkar
                                 ---------------------------------------------
                                 Kaveh Zarkar


                                 /s/ John Rabbitt
                                 ---------------------------------------------
                                 John Rabbitt


                                 /s/ Timothy Brown
                                 ---------------------------------------------
                                 Timothy Brown


                                 /s/ Dianne Ferran
                                 ---------------------------------------------
                                 Dianne Ferran


                                 /s/ Robert J. Ferran
                                 ---------------------------------------------
                                 Robert J. Ferran


                                 /s/ Dr. William B. Hawthorne
                                 ---------------------------------------------
                                 Dr. William B. Hawthorne


                                 /s/ Karen L. Hawthorne
                                 ---------------------------------------------
                                 Karen L. Hawthorne


                                 /s/ Ruth Ferran
                                 ---------------------------------------------
                                 Ruth Ferran





                              Page 32 of 35 Pages

                               INDEX TO EXHIBITS

Exhibit
Number           Description
-------          -----------
99.A -           Agreement Regarding Filing of Schedule 13D Amendment among the parties to this Amendment





                              Page 33 of 35 Pages